Item 77C - Scudder Municipal Bond Fund -
Scudder MG Investments Trust

Registrant incorporates by reference Scudder Tax-Free
Trust's Registration Statement on Form N-14, Scudder
Intermediate Tax/AMT Free Fund's, a series of
Scudder Tax-Free Trust, Proxy Statement dated
September 2004, filed on July 30, 2004 (Accession No.
0001193125-04-128208).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder
Intermediate Tax/AMT Free Fund, a series of Scudder
Tax-Free Trust, was held on November 4, 2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder
Municipal Bond Fund to Scudder Intermediate
Tax/AMT Free Fund, in exchange for shares of Scudder Municipal Bond Fund and the assumption by Scudder Intermediate Tax/AMT Free Fund of all of the liabilities of Scudder Municipal Bond Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Municipal Bond Fund in complete liquidation of Scudder Municipal Bond Fund.

Affirmative 	Against 	Abstain
13,702,702.682	349,708.701	137,169.781

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